UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FIRST HORIZON NATIONAL CORPORATION

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Supplemental Information in Support of Say-on-Pay Vote Item

Proposal #3, Annual Meeting 4/24/2018

Overview

•	Bryan Jordan was promoted to CEO in 2008, following exemplary leadership as CFO.

•	Jordan stabilized the company, recruited a new management team, and supported board turnover – strengthening the business and enhancing overall corporate leadership.

•	Industry recognition of Jordan’s success followed, creating unusual retention risk.

•	Transformative Capital Bank transaction in 2017 further strengthened FHN’s position in the industry.

•	The Board and Compensation Committee ultimately granted Jordan a cash award in 2017 in recognition of his dedication and execution of a turnaround that placed the company on solid competitive footing for the best long-term interests of FHN shareholders.

Outstanding Corporate & Stock Performance under Bryan Jordan’s Leadership

•	Jordan made critical decisions overcoming restructuring, legal, economic, and regulatory headwinds.

•	Stock price grew from $8 at the end of 2011 to the high teens in 2017, more than doubling TSR value.

•	Cash dividend rate grew from 1 cent/qtr in 2011 to 9 cents/qtr in 2017; currently 12 cents/qtr.

•	From July 14, 2008 (when Jordan’s promotion to CEO was announced) to the end of 2017, FHN significantly outperformed the KBW Bank Index, delivering a 376% price increase versus 113% for the Index.

2012 CEO Long-term Performance Award

•	Stock units would vest only if FHN stock price maintained at least $20 per share for 60 trading days during 5-year performance period, OR 5-year TSR value (with dividends reinvested) was at least $20.

o	Goals were all-or-none; no partial vesting.

o	At grant, FHN’s share price was $9.22, less than half the goal. Nominal grant value was $3 million; if TSR value of $20 had been achieved in May 2017, the award would have paid $6.4 million.

•	FHN stock price dropped over 11% in final 2 months of performance period from $20.76 (March 1, 2017) to $18.37 at the end (May 5, 2017); counting reinvested dividends, TSR value fell from over $22 to $19.88, 12 cents below the all-or-nothing goal.

•	Significant drop (93-cent price drop in one day) fueled in part by Capital Bank acquisition rumors in March coupled with a downturn in the regional banking sector index, all shortly before the TSR valuation period began in early April.

2016 CEO Retention Award

•	In February 2016 FHN stock value fell to the $11-$12 range as part of a general market decline.

•	Bryan Jordan’s unvested stock unit and option awards had a low retention value; with only a year to go, retention value of 2012 award ($20 goal) was zero.

•	Jordan had achieved national prominence in the industry, being named American Banker’s 2016 CEO of the year and serving with the Federal Reserve Bank of St. Louis, the American Banker Association, Mid-Size Bank Coalition of America, and Operation Hope.

•	Committee and Board determined FHN needed to make an impactful 7-year retention award – options and stock units – to ensure continuation of Jordan’s leadership.

2017 CEO Multi-Year Bonus

•	After signing the Capital merger agreement and determining that the 2012 award would not pay, the Board determined that Bryan Jordan’s extraordinary results since 2011 needed impactful recognition.

o	Bonus was a reward for rebuilding the company in spite of the headwinds, reflected in FHN’s earnings, dividend, and stock price growth since emerging from TARP, and the substantial improvement in FHN’s prospects.

o	Had the 2012 award been paid, the need for this incremental bonus would have diminished.

•	Directors spent two meetings in 2017 discussing the need for recognition, finally concluding that a special bonus of $5.5 million was the appropriate reward for Jordan’s extraordinary achievements.

o	Deliberation included balancing the desire to reward substantial long-term performance (mentioned above), the amount of the bonus, the unique timing and market trends affecting the regional banking sector, and the Company’s post-merger prospects.

o	Directors considered Jordan’s stock and award holdings, FHN’s retention requirements, and a strong desire to simply reward past excellence after the 2012 award failed to do so.

o	Directors were also mindful that FHN stock dropped 93 cents in one day in March after the Capital Bank merger rumors started, that Jordan pursued the Capital Bank merger vigorously in spite of the clear risk it posed to his 2012 award, and that a TSR value of $19.88 was achieved (from a $9.22 start), which included the impact from the merger.

Supporting Information—Corporate and Stock Performance

Key Turn-Around Events Drove TSR to Trend Upward

Background Information for Selected Timeline Events

•	1st quarter 2008—Major New Direction. As CFO, Bryan Jordan persuaded the Board to abandon FHN’s “national mortgage” strategy, resulting in the sale of about 15% of FHN’s bank branches along with its nationwide mortgage origination and servicing platforms.

o	Although the resulting financial losses were severe, still larger losses were avoided.

•	April 2008—Major New Capital to Weather the Storm. As CFO, Bryan Jordan persuaded the Board to approve a public stock offering which was more than 50% dilutive to FHN common shareholders, closing at month-end.

o	The $0.7B of capital raised was crucial to surviving the financial crisis that began in July 2008.

•	2009—New Managerial Focus. Bryan Jordan hired William “B.J.” Losch as new CFO. In 2009 Jordan and Losch developed management methods for FHN’s traditional banking business based on two principles: economic profit (after deducting cost of capital), and risk-adjusted return on capital. A high-level summary of this work is presented publicly as FHN’s long-term “bonefish” goals. In the following years bonefish principles drove the development of data gathering and analytics which in turn allow employees throughout the organization to make bonefish-driven decisions.

•	2017—Capital Bank Merger. FHN increased its size by one-third and expanded its southeastern U.S. markets by acquiring $10B Capital Bank. The transaction propelled FHN to achieve its top-line “bonefish” goals in first quarter 2018 (excluding merger transition costs).